Exhibit 10.3

[FORM OF]

AMENDED AND RESTATED

[__________] AGREEMENT

by and between

PACIFIC ETHANOL [_________]

and

PACIFIC AG. PRODUCTS, LLC

Dated as of June 30, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	5

ARTICLE II AGREEMENT		5
2.1	Agreement	5
2.2	Entire Agreement	6

ARTICLE III CORN PROCUREMENT		6
3.1	Appointment and Acceptance; Performance of Obligations.	6
3.2	Limitations on Authority.	6
3.3	Obligations of [Plant Owner]	7
3.4	Transaction Reports	7
3.5	Delivery Point; Operating Protocol; Nominations; Measurement.	7
3.6	Benchmarking	8

ARTICLE IV COMPENSATION AND PAYMENT		8
4.1	Fees and Payments.	8
4.2	Overdue Payments; Indemnity Payments.	9
4.3	Billing Dispute	9
4.4	Audit	9

ARTICLE V TERM		10
5.1	Term	10
5.2	[Plant Owner] Defaults and PAP Remedies	10
5.3	PAP Defaults and [Plant Owner] Remedies	10
5.4	Change of Control	11
5.5	Replacement	11

ARTICLE VI INSURANCE		11
6.1	PAP Insurance	11
6.2	PAP Insurance Premiums and Deductibles	12

ARTICLE VII INDEMNIFICATION		13
7.1	[Plant Owner]’s Indemnity	13
7.2	PAP’s Indemnity	13

ARTICLE VIII LIABILITIES OF THE PARTIES		13
8.1	No Consequential or Punitive Damages	13

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ARTICLE IX CONFIDENTIALITY		13

ARTICLE X FORCE MAJEURE		14
10.1	Events Constituting Force Majeure	14
10.2	Effect	14
10.3	Limitations	14

ARTICLE XI DISPUTE RESOLUTION		15
11.1	Attempts to Settle	15
11.2	Resolution by Expert	15
11.3	Arbitration	15
11.4	Consequential and Punitive Damages	15
11.5	Finality and Enforcement of Decision	16
11.6	Costs	16
11.7	Continuing Performance Obligations	16

ARTICLE XII MISCELLANEOUS PROVISIONS		16
12.1	Assignment	16
12.2	Cooperation in Financing	16
12.3	Not for Benefit of Third Parties	16
12.4	Amendments	16
12.5	Survival	16
12.6	No Waiver	17
12.7	Notices	17
12.8	Representations and Warranties.	17
12.9	Counterparts and Execution	19
12.10	Governing Law	19
12.11	Severability	19
12.12	Successors and Assigns	19
12.13	Captions; Appendices	19

EXHIBIT

Exhibit A:                     Specifications
Exhibit B:                      Form of PEI Guaranty
Exhibit C:                      Operating Protocol
Exhibit D:                      Benchmarking

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This AMENDED AND RESTATED CORN PROCUREMENT AND HANDLING AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2011 by and between Pacific Ethanol [_________], a Delaware limited liability company (“[Plant Owner]”), and Pacific Ag. Products, LLC, a California limited liability company (“PAP”).  [Plant Owner] and PAP are each individually referred to herein as a “Party”, and collectively are referred to herein as the “Parties”.

RECITALS

A.           The Parties hereto were previously party to that certain Corn Procurement and Handling Agreement, dated as of [________], 2010 (the “Prior Agreement”), pursuant to which PAP provided certain services to [Plant Owner].

B.           PAP provides grain services for denatured fuel ethanol production facilities.

C.           [________] owns an approximately [____] million gallons-per-year denatured fuel ethanol production facility in [______], [_______] (the “Facility”) and has requested that PAP procure corn for the Facility.

D.           The Parties desire to amend and restate in its entirety the Prior Agreement and enter into this Amended and Restated Corn Procurement and Handling Agreement pursuant to which PAP will provide such procurement and handling services.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  The following terms shall have the meanings set forth below when used in this Agreement:

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified.  The term “control” means the ownership, either direct or indirect, of twenty-five percent (25%) or more of the voting securities (or comparable equity interests) or other ownership interests of a Person, or the possession, either direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

“Agreement” means this Amended and Restated Corn Procurement and Handling Agreement, including all Appendices, as the same may be modified, supplemented or amended from time to time in accordance with the provisions hereof.

“Asset Management Agreement” means that certain Second Amended and Restated Asset Management Agreement by and among PEI, Pacific Ethanol Stockton, LLC, Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC and Pacific Ethanol Magic Valley, LLC, dated as of June 30, 2011, as the same may be amended, supplemented or otherwise modified from time to time.

“Bilateral Transaction” means, with respect to corn purchased by PAP for delivery to [Plant Owner], a transaction entered into by PAP with one or more Third Parties consisting of one or more forward sales of corn.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Sacramento, California or New York, New York are required or authorized to be closed.

“Change of Control” has the meaning ascribed thereto in the Credit Agreement.

“Control” means, when used with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership or voting securities, by contract or otherwise.

“Corn Procurement and Handling Fee” means, as payment for the solicitation, proposal, negotiation and documentation of Bilateral Transactions and Grain Handling Services, $0.045 per bushel of corn delivered to [Plant Owner] pursuant to Bilateral Transactions.

“Credit Agreement” means the Credit Agreement, dated as of June 25, 2010, by and among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Magic Valley, LLC, and Pacific Ethanol Stockton, LLC, as Borrowers, Pacific Ethanol Holding Co. LLC, as Borrowers’ Agent, WestLB AG, New York Branch, as the administrative agent and the collateral agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Dispute” means a dispute, controversy or claim.

“Effective Date” means June 30, 2011.

“Environmental Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, legally binding directive or requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by a Governmental Authority, relating to the environment, health or safety as affected by the environment or any Hazardous Materials as now or hereinafter in effect.

“Expert” means an expert having sufficient technical expertise to address the matter subject to a Dispute.

“Extension Notice” has the meaning assigned to such term in Section 5.1.

“Financing Documents” means any and all loan agreements, credit agreements (including the Credit Agreement), reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements and instruments relating to the financing (or refinancing) of the operation, ownership and maintenance of the Facility.

“Financing Parties” means the banks, lenders, noteholders and/or other financial institutions (or an agent or trustee thereof) party to the Financing Documents.

“Force Majeure Event” has the meaning assigned to such term in Section 10.1.

“Good Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the corn procurement and handling industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  “Good Industry Practice” is not limited to a single set of optimum practices, methods or acts to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

 “Grain Handling Services” means (a) receiving, unloading and conveying corn into the Storage Silos, (b) in the case of whole corn delivered to [Plant Owner], processing and hammering such whole corn and (c) conveying corn to the surge bin at the Facility.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollution,” “pollutants,” “regulated substances,” or works of similar import, under the Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); or in the regulations promulgated pursuant to said laws; or (c) any other chemical, material, substance or waste declared to be hazardous, toxic, or polluting material by any Governmental Authority, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

“Late Payment Rate” means a rate of interest per annum equal to the Prime Rate plus two percent (2%).

“Law” means any law (including any Environmental Law), statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Liabilities” has the meaning assigned to such term in Section 7.1.

“Loading/Offloading Facilities” means the rail spurs, barge and/or truck docks located at the Facility, and all grain and grain products loading and unloading equipment, including, but not limited to, all conveyors, lifts and elevators used in connection with movement of grain and grain products in and out of the Storage Silos.

“Monthly Date” means the last Business Day of each calendar month.

“NewCo” means New PE Holdco LLC, a Delaware limited liability company and the indirect owner on the date hereof of all the equity interests in [Plant Owner].

“PAP” has the meaning assigned to such term in the Preamble.

“PAP Indemnified Person” has the meaning assigned to such term in Section 7.2.

“PAP’s Parties” means and includes, but is not limited to, employees, agents, contractors, subcontractors, invitees, and other Persons under PAP’s Control or direction.

“Party” and “Parties” have the meanings assigned to such terms in the Preamble.

“PEI” means Pacific Ethanol, Inc., a Delaware corporation.

“Permits” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Facility.

“Person” means any individual, partnership, corporation, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

“[Plant Owner]” has the meaning assigned to such term in the Preamble.

“[Plant Owner] Indemnified Person” has the meaning assigned to such term in Section 7.1.

“[Plant Owner]’s Parties” means and includes, but is not limited to, employees, agents, contractors, subcontractors, invitees, and other Persons under [Plant Owner]’s Control or direction.

“Prime Rate” means the rate per annum listed as the “Prime Rate” in the “Money Rates” section of the Wall Street Journal from time to time.

“Prior Agreement” has the meaning assigned to such term in the Recitals.

 “Services” has the meaning assigned to such term in Section 2.1.

“Storage Silos” means the grain storage silos located at the Facility.

“Third Party” means any Person (other than PEI or a subsidiary thereof) that enters into a Bilateral Transaction with PAP.

1.2           Interpretation.  The following interpretations and rules of construction shall apply to this Agreement:  (a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation; (b) unless otherwise stated, references in this Agreement to “Sections,” “Appendices” or “Articles” refer, respectively, to Sections, Appendices or Articles of this Agreement; (c) ”including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”; (d) ”hereunder”, “herein”, “hereto” and “hereof’, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement; (e) in the case of defined terms, the singular includes the plural and vice versa; (f) unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting practices in the United States; (g) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto; (h) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and (i) unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

ARTICLE II
AGREEMENT

2.1           Agreement.  [Plant Owner] has engaged PAP to (i) solicit, negotiate, enter into and administer, on behalf of [Plant Owner], corn supply arrangements necessary and sufficient to allow [Plant Owner] to procure corn necessary to operate the Facility and (ii) provide Grain Handling Services at the Facility as more specifically described herein (collectively, the “Services”).

2.2           Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter.  Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

ARTICLE III
CORN PROCUREMENT

3.1           Appointment and Acceptance; Performance of Obligations.

(a)          Upon the terms and subject to the conditions of this Agreement and in furtherance of PAP’s obligation to perform the Services, [Plant Owner] hereby appoints PAP as its agent, with effect from and after the Effective Date, having such authority as may be necessary for it to perform the Services including the authority to take actions and execute documents in the name of [Plant Owner], and PAP accepts such appointment and agrees to perform its duties under this Agreement.  On and after the Effective Date, [Plant Owner] shall have the right by notice to PAP to revoke or rescind all or any part of the authority granted to PAP hereunder or otherwise reduce or restrict the scope of the Services.

(b)          PAP shall perform Services hereunder in all material respects in accordance with this Agreement, applicable Laws, applicable Permits and Good Industry Practice and with the intent to minimize the cost of corn to [Plant Owner].

3.2           Limitations on Authority.

(a)          PAP shall solicit, negotiate and administer Bilateral Transactions on general terms and conditions that have been established pursuant to the operating protocol established pursuant to Section 3.5(b) and subject to the limitations contained in this Section 3.2. PAP shall communicate to prospective corn suppliers that all proposals for Bilateral Transactions are subject to the conditions set forth in clause (c) below and any other conditions agreed by the Parties in the operating protocol.

(b)          PAP, as agent for [Plant Owner] or otherwise on behalf of [Plant Owner], shall not and shall cause each of its agents, employees and representatives not to enter into or execute any Bilateral Transaction or any other transaction in respect of the procurement of corn for the Facility having a term greater then one hundred eighty (180) days or otherwise involving forward purchases or sales of corn for more then one hundred eighty (180) days, in each case without the prior written consent of [Plant Owner], which consent may be withheld by [Plant Owner] in its discretion.

(c)          PAP, as agent for [Plant Owner] or otherwise on behalf of [Plant Owner], shall not and shall cause each of its agents, employees and representatives not to:  (i) enter into, execute, suspend or terminate (or accept any termination of), (ii) amend, modify or supplement, (iii) give or accept waivers with respect to or (iv) take any action or omit to take any action with respect to, any Bilateral Transaction between [Plant Owner] and a Third Party, that would result in a violation of or a default under any Financing Document, unless the consent of the necessary Financing Party or Financing Parties, as the case may be, has theretofore been obtained by [Plant Owner].

(d)          Notwithstanding anything to the contrary herein, PAP shall not (i) solicit or propose any Bilateral Transaction with any Third Party that is the subject of an Act of Insolvency, (ii) solicit or propose any Bilateral Transaction which provides for the provision of corn in excess of the amount of corn required by [Plant Owner] (after giving effect to [Plant Owner]’s existing contractual obligations and the scheduling provisions set forth in Section 3.5(b) below), or (iii) enter into Bilateral Transactions in its name.

(e)          In the event of a breach or default by a Third Party under any Bilateral Transaction, PAP shall promptly notify [Plant Owner] of any such breach and default and provide [Plant Owner] from time to time with reasonably detailed information in respect of the same (including copies of all written communications in respect thereof).  In the event of any such breach or default, PAP shall use commercially reasonable efforts to procure replacement corn.

(f)          [Plant Owner] and PAP expressly acknowledge and agree that:  (i) this Agreement does not convey ownership or control over all or any part of the Facility from [Plant Owner] to PAP; and (ii) [Plant Owner] retains ultimate decision-making authority relating to the operation of the Facility, which authority may be exercised by [Plant Owner] in its discretion, provided that, except as otherwise specifically instructed by written direction from [Plant Owner] to PAP, PAP shall exercise its authority and fulfill its responsibility to perform the Services.

3.3           Obligations of [Plant Owner].  [Plant Owner] shall provide PAP with all information reasonably requested by PAP, and [Plant Owner] shall assist PAP as reasonably requested in connection with the Services provided hereunder.  At the request of [Plant Owner], PAP will cause PEI to execute and deliver and maintain in full force and effect a guaranty in the form of Exhibit B hereto.

3.4           Transaction Reports.  Within 30 days after each Monthly Date occurring after the Effective Date, PAP shall deliver to [Plant Owner] a written summary of the Bilateral Transactions which were entered into or performed, in whole or in part, during the month ending on such Monthly Date.

3.5           Delivery Point; Operating Protocol; Nominations; Measurement.

(a)          PAP shall arrange for corn purchased pursuant to Bilateral Transactions to be delivered to [Plant Owner] at the truck, barge and/or rail receiving basin at the Facility specified  in the operating protocol described in Section 3.5(b).

(b)          PAP and [Plant Owner] shall use the agreed operating protocol with respect to the mechanics, timing and process for (i) determining how much corn is required to be purchased on any particular day from Third Parties, (ii) guidelines for the transmittal of solicitations or proposal of Bilateral Transactions and [Plant Owner]’s response to such solicitation or proposal, (iii) [Plant Owner] to communicate to PAP its corn requirements on a monthly, weekly and daily basis, (iv) determining the quantity of corn to be stored in the Storage Silos, and (v) administering the corn purchases contemplated by this Agreement.  By mutual agreement, such operating protocol shall be updated from time to time thereafter.  A copy of such protocol is attached hereto as Exhibit C.

(c)          All corn supplied under this Agreement shall conform to the minimum specifications set forth on Exhibit A hereto.  Notwithstanding anything to the contrary herein, if PAP supplies the Facility with corn that fails to meet the minimum specifications set forth on Exhibit A and such failure was not caused by PAP, such failure will not be a breach of this Agreement provided that (x) PAP shall pursue any and all damages, price reductions and price refunds from the applicable Third Party with respect to any such failure and pass on such damages, price reductions and price refunds to [Plant Owner], (y) in the event of any such failure, PAP shall use commercially reasonable efforts to procure replacement corn and (z) in any event, PAP will not enter into any Bilateral Transactions which provide for a baseline corn quality that is materially worse than the minimum specifications set forth on Exhibit A.

(d)          On or before the date that is fifteen days prior to the end of a calendar month, [Plant Owner] shall provide PAP with a forecast of its projected monthly corn requirements for the following month.

(e)          PAP agrees to use its commercially reasonable efforts to procure corn according to “first official grades” performed at time of loading, and PAP shall use its commercially reasonable efforts to ensure that the corn conforms to the standards of #2 Yellow Corn, as determined by the National Grain & Feed Association.  PAP shall have the right to collect samples of each shipment of corn delivered to [Plant Owner] under Bilateral Transactions at the point of unloading.  [Plant Owner] shall have the right, upon reasonable notice and at reasonable times and at its expense, to request copies of the “first official grades” documentation that accompanies every shipment to confirm that the corn delivered to it under Bilateral Transactions meets the requirements of such Bilateral Transactions and the requirements of Section 3.5(b).

3.6           Benchmarking.  PAP shall furnish on a monthly basis a report benchmarking its performance in accordance with Exhibit D.

ARTICLE IV
COMPENSATION AND PAYMENT

As compensation to PAP for the performance of its services hereunder, [Plant Owner] shall pay PAP, in the manner and at the times specified in this Article IV, the Corn Procurement and Handling Fee, all as further described herein.

4.1           Fees and Payments.

(a)          Following the last Business Day of each calendar month (each calendar month being referred to herein as a “Payment Period”) and within 15 days following receipt of an invoice from PAP in respect of such Payment Period, [Plant Owner] shall pay to PAP an amount equal to the Corn Procurement and Handling Fee for such Payment Period; provided, however, that [Plant Owner] shall not be required to make payments to PAP in respect of any Bilateral Transactions for which [Plant Owner] has not received corn from the corresponding Third Party.  In connection with each such invoice, PAP shall deliver to [Plant Owner] a statement detailing its calculations of the applicable Corn Procurement and Handling Fee.

(b)          If PAP defaults in its obligation to provide Services in accordance with the terms of this Agreement, then [Plant Owner] shall be entitled to set-off and deduct from current and/or future payments owed to PAP by [Plant Owner] an amount equal to the amount of any damage payments owed by PAP to [Plant Owner] as a result of PAP’s failure to perform hereunder.

4.2           Overdue Payments; Indemnity Payments.

(a)          If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at the Late Payment Rate from the date originally due until the date paid.

(b)          Any indemnification payments received by PAP from a Third Party in respect of a Bilateral Transaction shall be paid to [Plant Owner] on or before the next payment date as determined in accordance with Section 4.1.

4.3           Billing Dispute.  If [Plant Owner] or PAP, in good faith, disputes the amount of any payment received by it or to be paid by it or set-off pursuant to Section 4.1 above, the disputing Party shall immediately notify the other Party of the basis for the dispute.  The Parties will then meet and use their best efforts to resolve any such dispute.  If any amount is ultimately determined to be due to or permitted to be set-off by [Plant Owner] or PAP (as the case may be), to the extent not previously paid or set-off, (a) PAP (or [Plant Owner], as the case may be) shall pay such amount to [Plant Owner] (or PAP, as the case may be) within five Business Days of such determination or (b) PAP (or [Plant Owner], as the case may be) may then set-off such amount (as the case may be).

4.4           Audit.  Notwithstanding the payment of any amount pursuant to this Article IV, [Plant Owner] shall remain entitled (upon reasonable prior notice, at reasonable times and at PAP’s corporate offices) and the administrative agent under the Credit Agreement (and its consultants, as directed by the administrative agent) shall be entitled (upon reasonable prior notice, not more than once per calendar quarter and at PAP’s corporate offices) to conduct a subsequent audit and review of (a) all Bilateral Transactions and related records to verify the amount of gross payments and damage payments and (b) the determination and calculation of the Corn Procurement and Handling Fee, for a period of two years from and after the end of the applicable Payment Period.  If, pursuant to such audit and review, it is determined that any amount previously paid by [Plant Owner] to PAP was in excess of the amounts which should have been paid to PAP, [Plant Owner] shall advise PAP indicating such amount and the reason the amount should not have been paid by [Plant Owner] and, subject to the next two sentences, PAP shall pay such amount to [Plant Owner] within five Business Days of such request along with interest accrued at the Late Payment Rate from the date originally paid until the date repaid to [Plant Owner].  If the Parties do not agree with respect to any item so noted, the Parties will then meet and use their best efforts to resolve the dispute.  If the Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article XI.

ARTICLE V
TERM

5.1           Term.  This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with its terms, shall continue in effect until and including June 30, 2012; provided, that either [Plant Owner] or PAP may extend this Agreement for additional one year periods, in each case by written notice to the other (an “Extension Notice”) delivered not less than ninety (90) days prior to the end of the original or renewal term, provided further that this Agreement shall nonetheless terminate if the recipient of any such Extension Notice rejects such Extension Notice not more than fifteen (15) days after receipt of the Extension Notice.

5.2           [Plant Owner] Defaults and PAP Remedies.  Upon the occurrence of any of the following events, PAP may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement, by written notice to [Plant Owner], provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 5.2:

(a)          the failure by [Plant Owner] to make any payment, deposit or transfer required hereunder within thirty (30) days after the date such payment, deposit or transfer is due, and such failure continues for fifteen (15) days after receipt of written notice from PAP of such failure;

(b)          the failure of any statement, representation or warranty made by [Plant Owner] in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations under this Agreement;

(c)          the occurrence of an Act of Insolvency with respect to [Plant Owner]; or

(d)          the failure of [Plant Owner] to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from PAP of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as [Plant Owner] is diligently attempting to cure such failure.

5.3           PAP Defaults and [Plant Owner] Remedies.  Upon the occurrence of any of the following events, [Plant Owner] may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement, by written notice to PAP, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 5.3:

(a)          the failure by PAP to make any payment, deposit or transfer required hereunder within thirty (30) days after the date such payment, deposit or transfer is due, and such failure continues for fifteen (15) days after receipt of written notice from [Plant Owner] of such failure;

(b)          the failure of any statement, representation or warranty made by PAP in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations under this Agreement;

(c)          the occurrence of an Act of Insolvency with respect to PAP; or

(d)          the failure of PAP to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from [Plant Owner] of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as PAP is diligently attempting to cure such failure.

5.4           Change of Control.  This Agreement shall terminate 45 days after the occurrence of (i) any Change of Control with respect to [Plant Owner] or any transfer, assignment, sale or other disposition of more than a majority of the membership interests in PAP to any Person that is not an Affiliate of PEI or (ii) any transfer, assignment, sale or other disposition of all or substantially all of the assets comprising the Facility, in each case unless the Parties mutually agree to the contrary.

5.5           Replacement.  Notwithstanding any other provision of this Agreement, during the continuance of any default by PAP that would allow [Plant Owner] to terminate this Agreement pursuant to Section 5.3 or during the 30-day cure period provided in Section 5.3(b) (notwithstanding such cure period) if PAP fails to procure corn necessary to operate the Facility or during the continuance of any Force Majeure Event (including the effects thereof) that renders PAP unable to perform its obligations under this Agreement, then [Plant Owner] shall have the right to engage any other Person to provide the Services and PAP shall not be entitled to any compensation (including any Corn Procurement and Handling Fee) with respect to any replacement services provided by such other Person.

ARTICLE VI
INSURANCE

6.1           PAP Insurance.  Without limiting any of the other obligations or liabilities of PAP under this Agreement, PAP shall at all times carry and maintain or cause to be carried and maintained, the minimum insurance coverage set forth in this Section:

(a)          PAP shall maintain or cause to be maintained (i) Workers’ Compensation insurance in compliance with the workers’ compensation laws of the states in which PAP provides Services as extended by the Broad Form All States Endorsements, the United States Longshoreman’s and Harbor Workers’ Coverage Endorsements on an if-any-exposure basis and the Voluntary Compensation Coverage Endorsement, and (ii) Employer’s Liability (including Occupational Disease) coverage with limits of not less than $1,000,000, which shall cover all of PAP’s employees engaged in providing services hereunder.

(b)          PAP shall maintain or cause to be maintained automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits for bodily injury/property damage not less than $1,000,000 per occurrence and containing appropriate no-fault insurance provisions wherever applicable.

(c)          PAP will maintain or cause to be maintained commercial general liability insurance with a limit for bodily injury/property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate.  Such coverage shall include premises/operations, explosion, collapse and underground property damage, broad form contractual, independent contractors, products/completed operations (including operator errors  and omissions), broad form property damage, personal injury and incidental professional liability (if not covered under product/completed operations and if commercially available).

(d)          PAP shall maintain or cause to be maintained umbrella liability insurance providing coverage limits in excess of those set forth in Section (a), (b) and (c) above.  The limits of this umbrella coverage shall not be less than $10,000,000 per occurrence and in the annual aggregate.

(e)          PAP shall maintain or cause to be maintained pollution legal liability for sudden and accidental pollution for physical damage and bodily injury to third parties in an amount of $3,000,000 per occurrence and in the annual aggregate.

The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects as of the Effective Date.  All insurance carried pursuant to this Section shall conform to the relevant provisions of this Agreement and be with insurance companies which are rated “A-, X” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to [Plant Owner].  [Plant Owner] shall be furnished with satisfactory evidence that the foregoing insurance is in effect and [Plant Owner] shall be notified 30 calendar days prior to the cancellation or material change of any such coverage.  Coverage for the insurance under Section (c) and (d) above shall be written on a claims made basis provided that if the policy is not renewed, PAP shall obtain for the benefit of [Plant Owner] an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy.  PAP shall provide [Plant Owner] with evidence that such extended reporting period coverage or “tail” has been obtained.  PAP agrees to ensure that the insurance policies outlined in this Section require the insurer to waive subrogation against [Plant Owner], the Financing Parties and their respective Affiliates together with their respective officers, directors, Affiliates and employees and all such Persons shall be an additional insured as their interests may appear with respect to all policies procured by PAP.

6.2           PAP Insurance Premiums and Deductibles.  All premiums for insurance coverage procured by PAP pursuant to Section 6.1 shall be reimbursed by [Plant Owner] upon demand.  PAP shall be liable for the payment of all deductibles on insurance policies obtained pursuant to Section 6.1, which amounts shall not be reimbursed by [Plant Owner], provided that, to the extent that a claim under a policy described in Section 6.1 is attributable to [Plant Owner]’s (including its employees’ or agents’) gross negligence or willful misconduct, [Plant Owner] shall be liable for the entire amount of such deductible.  In no event shall any premiums, deductibles or any losses in excess of insurance coverage be a reimbursable cost hereunder.

ARTICLE VII
INDEMNIFICATION

7.1           [Plant Owner]’s Indemnity.  [Plant Owner] shall defend, indemnify and hold harmless PAP and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of PAP and its Affiliates)(each, a “[Plant Owner] Indemnified Person”) from and against any and all third party claims, actions, damages, expenses (including reasonable and documented attorneys’ fees and expenses), losses, settlements or liabilities (collectively, “Liabilities”) incurred or asserted against any [Plant Owner] Indemnified Person (a) as a result of any failure on the part of [Plant Owner] to perform [Plant Owner]’s obligations under this Agreement, or (b) arising out of or in any way connected with the grossly negligent acts or omissions of [Plant Owner] or its Affiliates.

7.2           PAP’s Indemnity.  PAP shall defend, indemnify and hold harmless [Plant Owner] and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of [Plant Owner] and their Affiliates)(each, a “PAP Indemnified Person”) from and against any and all third party Liabilities incurred or asserted against any PAP Indemnified Person (a) as a result of any failure on the part of PAP to perform its obligations under this Agreement, or (b) arising out of or in any way connected with the grossly negligent acts or omissions of PAP or its Affiliates.

ARTICLE VIII
LIABILITIES OF THE PARTIES

8.1           No Consequential or Punitive Damages.  In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

8.2           Breach. Notwithstanding anything to the contrary herein, any failure, breach or default by [Plant Owner] under this Agreement that is caused by or is a result of a failure, breach or default by PEI under the Asset Management Agreement will not be a breach of this Agreement.

ARTICLE IX
CONFIDENTIALITY

Each Party and its Affiliates shall treat as confidential the data and information in their possession regarding the Facility, the other Parties or any Affiliate of any other Party, unless:  (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed.  Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party, but only to the extent such Persons have a need to know such information for purposes of permitting such Party to perform its obligations hereunder, (ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential Financing Parties or actual or potential lenders to PEI or any subsidiary thereof, and (iv) any potential equity investors in such Party or its Affiliates or acquirer or potential acquirer of the Project or all or any of the equity interests in Newco or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii) through (iv) of this Article agrees to confidentiality provisions at least as restrictive as the provisions set forth herein.

ARTICLE X
FORCE MAJEURE

10.1           Events Constituting Force Majeure.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation not caused by PAP, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties (other than with respect to its own employees) not caused by PAP, mechanical breakdowns, and other events or circumstances beyond the reasonable control of such Party.

10.2           Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Party written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible.  If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Party the status of its efforts to resume performance and the estimated date thereof.  If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, either Party may terminate this Agreement for convenience.  If the affected Party was not able to resume performance prior to or at the time of the report to the other Party of the onset of the Force Majeure Event, then it will report in writing to the other Party when it is again able to perform.  If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

10.3           Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a)          the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b)          the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE XI
DISPUTE RESOLUTION

11.1           Attempts to Settle.  In the event that a Dispute between the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Party.  In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

11.2           Resolution by Expert.  If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties.  Proceedings before an Expert shall be held in Sacramento, California (or any other location agreed to by the Parties).  The Expert shall apply to such proceedings the substantive law of the State of New York in effect at the time of such proceedings.  The decision of the Expert shall be final and binding upon the Parties.  In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 11.3.

11.3           Arbitration.  Any Dispute that has not been resolved following the procedures set forth in Section 11.1 or 11.2 shall be settled by binding arbitration in Sacramento, California (or any other location agreed to by the Parties) before a panel of three arbitrators.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.  Such arbitration shall be governed by the laws of the State of New York.  If arbitration proceedings have been initiated pursuant to this Section 11.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings.  THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS SECTION 11.3 SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 11.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

11.4           Consequential and Punitive Damages.  Awards of Experts and arbitral panels shall be subject to the provisions of Article VIII.

11.5           Finality and Enforcement of Decision.  Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties.  Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

11.6           Costs.  The costs of submitting a Dispute to an Expert shall be shared equally among the Parties, unless the arbitral panel or the Expert determines otherwise.  The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

11.7           Continuing Performance Obligations.  While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1           Assignment.  No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of [Plant Owner], PAP, or (b) in the case of PAP, [Plant Owner], provided, that either Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment by [Plant Owner] to any Financing Parties) without the consent of the other Party.

12.2           Cooperation in Financing.  PAP shall use its reasonable efforts to execute, acknowledge and deliver any and all further documents and instruments, and to take any other actions, which may be necessary to satisfy the reasonable requests of any Financing Party or prospective Financing Party in connection with the financing of the Facility.

12.3           Not for Benefit of Third Parties.  Except as otherwise expressly provided in this Agreement, each and every provision hereof is for the exclusive benefit of the Parties hereto and is not for the benefit of any third party.

12.4           Amendments.  No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

12.5           Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of payment, indemnity and confidentiality.  Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive:  Articles IV, VII, VIII, IX, XI and XII.

12.6           No Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

12.7           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to PAP:

Pacific Ag. Products, LLC
c/o Pacific Ethanol, Inc.
400 Capitol Mall
Suite 2060
Sacramento, California 95814
Attention	Neil Koehler
Telephone:	(916) 403-2123
Facsimile:	(916) 446-3936

With a copy to:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, California 95814
Attention	General Counsel
Telephone:	(916) 403-2130
Facsimile:	(916) 403-2785

If to [Plant Owner]:

[Plant Owner]
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, California 95825
Attention	John Miller
Telephone:	(916) 565-7422
Facsimile:	(916) 565-7423

12.8           Representations and Warranties.

12.8.1           PAP’s Representations and Warranties.  PAP represents and warrants to [Plant Owner], as of the date hereof, as follows:

12.8.1.1                      Due Formation.  PAP (a) is a limited liability company duly formed and validly existing under the laws of the State of California, (b) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in every jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.2                      Authorization; Enforceability.  PAP has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of PAP enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

12.8.1.3                      No Conflict.  The execution, delivery and performance by PAP of this Agreement does not and will not (a) violate any Law applicable to PAP, (b) result in any breach of PAP’s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which PAP or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of PAP’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.4                      No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by PAP of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.5                      Litigation.  PAP is not a party to any legal, administrative, arbitration or other proceeding, and, to PAP’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.2           [Plant Owner]’s Representations and Warranties.  [Plant Owner] represents and warrants to PAP, as of the date hereof, as follows:

12.8.2.1                      Due Formation.  [Plant Owner] (a) is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (b) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in the State of California and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.2                      Authorization; Enforceability.  [Plant Owner] has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of [Plant Owner] enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

12.8.2.3                      No Conflict.  The execution, delivery and performance by [Plant Owner] of this Agreement does not and will not (a) violate any Law applicable to [Plant Owner], (b) result in any breach of [Plant Owner]’ s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which [Plant Owner] or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of [Plant Owner]’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.4                      No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by [Plant Owner] of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.5                      Litigation.  [Plant Owner] is not a party to any legal, administrative, arbitration or other proceeding, and, to [Plant Owner]’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.9            Counterparts and Execution.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

12.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

12.11           Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.12           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.13           Captions; Appendices.  Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope of meaning of this Agreement or the intent of any provision hereof.  All appendices attached hereto shall be considered a part hereof as though fully set forth herein.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Amended and Restated Corn Procurement and Handling Agreement has been duly executed by the Parties hereto as of the date first written above.

PACIFIC ETHANOL [____________]

By:
Name:
Title:

PACIFIC AG. PRODUCTS, LLC

By:	/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

[Signature Page to Corn Procurement Agreement — [Plant Owner]]

Exhibit A

Corn Specifications

A minimum feedstock specification of 54/lb bushel test weight corn containing a maximum of 15.0% moisture (by weight) and a maximum of 4% broken corn and foreign material (by weight).

National Grain & Feed Association rules for #2 Yellow Corn to apply.

Exhibit B

Form of PEI Guaranty

[Please see attached.]

Form of Parent Guaranty (Amended and Restated Corn Procurement and Handling Agreement)

[DATE]

Pacific Ethanol [_____________]
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, California  95825
Attention:  John Miller

Re:	Guaranty of Affiliate Project Party Obligations under Amended and Restated Corn Procurement and Handling Agreement

Ladies and Gentlemen:

1.           The Guaranty.  For value received, Pacific Ethanol, Inc., a corporation organized under the laws of Delaware (the “Guarantor”), hereby unconditionally and absolutely guarantees the prompt and complete payment and performance when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising (the “Obligations”), of Pacific Ag. Products, LLC, a California limited liability company (the “Affiliate Project Party”), to [________], LLC, a Delaware limited liability company (the “Project Owner”), under that certain Amended and Restated Corn Procurement and Handling Agreement, dated as of _, 20_ (the “Agreement”); provided that the Guarantor’s maximum aggregate liability under this Guaranty shall not exceed the maximum amount which the Affiliate Project Party owes the Project Owner under the Agreement.

Following any demand by the Project Owner for payment hereunder, the Guarantor shall pay, or cause to be paid, such Obligations within five (5) business days of receipt of such demand.  Such payments shall be made to:  [Insert Revenue Account Wire Instructions]

The Guarantor’s obligations hereunder are primary obligations of the Guarantor and are an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and not of collectibility, and are in no way conditioned on or contingent upon any attempt to enforce in whole or in part any liabilities and obligations of the Affiliate Project Party or any other person.  Each failure by the Guarantor to pay or perform, as the case may be, any amounts due or any obligations under this Guaranty shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

2.           Waivers; Absolute Obligations.  The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by the Project Owner against, and any other notice to, the Affiliate Project Party, the Guarantor or others, notice of entry into the Agreement between Affiliate Project Party and Project Owner and of any amendments, supplements or modifications thereto; or any waiver of consent under the Agreement, including waivers of the payment and performance of the obligations thereunder; and any requirement that suit be brought against, or any other action by the Project Owner be taken against, or any notice of default or other notice be given to, or any demand be made on the Project Owner or any other person, or that any other action be taken or not taken as a condition to the Guarantor’s liability for the Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against the Guarantor.

The Project Owner may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder:  (1) agree with the Affiliate Project Party to make any change in the terms of any obligation or liability of the Affiliate Project Party to the Project Owner, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Affiliate Project Party to the Project Owner, (3) exercise or refrain from exercising any rights against the Affiliate Project Party or others, or (4) compromise or subordinate any obligation or liability of the Affiliate Project Party to the Project Owner including any security therefor.

The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)	any lack of validity or enforceability of or defect or deficiency applicable to the Affiliate Project Party in the Agreement or any other documents executed in connection with the Agreement; or

(b)	any modification, extension or waiver of any of the terms of the Agreement; or

(c)
any change in the time, manner, terms or place of payment of or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Agreement or any other agreement or instrument executed in connection therewith; or

(d)
failure, omission, delay, waiver or refusal by the Project Owner to exercise, in whole or in part, any right or remedy held by the Project Owner with respect to the Agreement or any transaction under the Agreement; or

(e)
any change in the existence, structure or ownership of the Guarantor or the Affiliate Project Party or Project Owner, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Affiliate Project Party or its assets; or

(f)
any defense arising by reason of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any part of the amounts due under this Guaranty (or any interest on all or any part of the amounts due under this Guaranty) in or as a result of any such proceeding, any failure of the Project Owner to file a claim in any such proceeding, or the occurrence of any of the following:  (i) the election by the Project Owner, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of Title 11 of the United States Code entitled “Bankruptcy” (together with any successor statute, and all rules promulgated thereunder, the “Bankruptcy Code”), (ii) any extension of credit or the grant of any lien or encumbrance under Section 364 of the Bankruptcy Code, (iii) any use of cash collateral under Section 363 of the Bankruptcy Code, or (iv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; or

(g)
any duty on the part of the Project Owner to disclose to the Guarantor any facts the Project Owner may now or hereafter know about the Affiliate Project Party, regardless of whether the Project Owner has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume, or have reason to believe that such facts are unknown to the Guarantor, or have a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that the Guarantor is fully responsible for being and keeping informed of the financial condition of the Affiliate Project Party and of all circumstances bearing on the risk of non-payment of any amounts due or non-performance of any obligations under this Guarantor.

Without limiting the foregoing, the Guarantor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable laws, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies.

3.           Bankruptcy Waivers.  The Guarantor hereby irrevocably waives, to the extent it may do so under applicable laws, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Act of Insolvency (as defined in the Agreement) with respect to the Project Owner or the Affiliate Project Party or any other guarantor or surety.  Specifically, in the event that the trustee (or similar official) in an Act of Insolvency with respect to the Affiliate Project Party or any other guarantor or surety or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the relevant Borrower(s), or any other guarantor or surety under this Guaranty), the Guarantor shall, to the fullest extent it may do so under applicable law, not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Guaranty is an executor contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Sections 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the law or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import.  If an Act of Insolvency with respect to the Affiliate Project Party or any other guarantor or surety shall occur, the Guarantor agrees, after the occurrence of such Act of Insolvency, to reconfirm in writing, to the extent permitted by applicable laws, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365( e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Guarantor consents, to the fullest extent it may do so under applicable law, to the assumption and enforcement of each provision of this Guaranty by the debtor-in-possession or the trustee in bankruptcy of the Affiliate Project Party or of any other guarantor or surety, as the case may be.

4.           No Assignment.  The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of the Project Owner, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise.  Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.  The Project Owner may, upon notice to the Guarantor, assign its rights hereunder (including any collateral assignment) without the consent of Guarantor to any person to which it assigns its interests in the Agreement.

5.           Representations and Warranties.  The Guarantor hereby represents and warrants for itself, as of the date hereof, that:

(a)
it is duly organized and validly existing under the laws of its jurisdiction of incorporation, has the corporate power and has obtained all required governmental approvals to comply with and perform its respective obligations under and enter into this Guaranty;

(b)
this Guaranty has been duly authorized and executed by it and constitutes its valid and legally binding obligation enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, moratorium, insolvency or other similar laws affecting the enforcement of creditor’s rights generally;

(c)
neither the execution and delivery of this Guaranty nor the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent which has not been obtained under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it or any of its properties or assets are bound, or violate any of the terms or provisions of its organizational documents (including its bylaws) or any governmental approval, judgment, decree or order or any other applicable law;

(d)	it is, and after giving effect to the transactions contemplated under this Guaranty will be, solvent; and

(e)	it is not executing this Guaranty with any intention to hinder, delay or defraud any of its present or future creditor or creditors.

6.           Subrogation.  Notwithstanding any payment or payments made by the Guarantor or the exercise by the Project Owner of any of the remedies provided under this Guaranty or any set-off or application of funds of the Guarantor by the Project Owner, the Guarantor hereby waives all rights of subrogation with respect to payments made under this Guaranty until all of the Obligations have been paid in full.  Notwithstanding the foregoing, if any amount shall be paid to the Guarantor on account of such subrogation, such amount shall be held by the Guarantor in trust for the Project Owner, segregated from other funds of the Guarantor, and shall be turned over to the Project Owner, in the exact form received by the Guarantor (or duly endorsed by the Guarantor to the Project Owner, if required) to be applied against such amounts in such order as the Project Owner may elect.

7.           Notices.  All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, facsimile or personally delivered.  Notices shall be sent to the following addresses:

If to Project Owner:

Pacific Ethanol [___________]
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, California 95825 Attention: John Miller

If to Guarantor:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, California 95814
Attention: Neil Koehler Telephone: (530) 750-3017 Facsimile: (530) 309-4172

with a copy to

Pacific Ethanol, Inc.
4060 Capital Mall, Suite 2060
Sacramento, CA 95814
Attn: General Counsel
Phone: (916) 403-2130
Fax: (916) 446-3937

8.           Cumulative Remedies; Benefits.  No failure by the Project Owner to exercise, and no delay by the Project Owner in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Nothing in this Guaranty, express or implied, shall give to any person, other than the parties hereto, and each of their successors and permitted assigns under this Guaranty, any benefit or any legal or equitable right or remedy under this Guaranty.

9.           Reinstatement.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Project Owner upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Affiliate Project Party or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for the Affiliate Project Party or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made.

10.           Governing Law, etc.  (A)     THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B)           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY OF THE PARTIES HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY IN THE COURTS OF ANY JURISDICTION.

(C)           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.           Termination.  This Guaranty shall terminate on the earlier of (i) date the Agreement terminates in accordance with the terms thereof and (ii) the date on which the Affiliate Project Party ceases to be an Affiliate of Guarantor.

12.           Survivability.  If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Guaranty shall become effective when it has been executed by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or portable document format (“pdf’) shall be effective as delivery of a manually executed counterpart of this Guaranty.

[Signature Page Follows]

Very truly yours, PACIFIC ETHANOL, INC.

By:	/s/ Neil Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

Acknowledged and Accepted by:

PACIFIC ETHANOL [___________]

By:
Name:
Title:

Exhibit C

Operating Protocol

Pacific Ethanol [_______], LLC ([PLANT OWNER]) will by the end of day Monday each week submit to Pacific Agricultural Products, LLC (PAP) a twelve week corn consumption forecast, (see attached example) that includes weekly consumption and scheduled maintenance downtime. [PLANT OWNER] will promptly notify PAP of any unscheduled downtime or other event or circumstance that will affect forecasted consumption.

PAP will during the 1" week of each month submit to [PLANT OWNER] a monthly train/truck schedule for the next month. Changes to the monthly train/truck schedule will be communicated to [PLANT OWNER] as the changes are identified.

EX C-1

Exhibit D

Benchmarking

[Please see attached.]

PEHC Commodity Price Benchmark Example	June 10, 2011

BENCHMARK

We propose the following example benchmarks and monitor criteria. Modifications to the benchmarks are expected to be made periodically as appropriate to reflect with changes in commodity market environments and in company purchase/sales contract pricing mechanisms.

Commodity/Facility	PEHC actual data	Benchmark	Market Data Provider		Possible Discrepancy Reasons/Noises
ETHANOL
PECOL	Netback ethanol	OPIS Pacific Northwest	Posting as provided by	a)	Fixed price contracts
	sales price		Oil Price	b)	Other Price index
PEMV	Netback ethanol	OPIS Chicago	Information Service	c)	Shipments distribution in a highly volatile market
	sales price		(OPIS)	d)	Other accounting adjustments items
PES	Netback ethanol	OPIS LA CI-90
sales price
CORN
ALL	Corn CBOT	Delivered basis = FOB	Trade West report	a)	Fixed futures as a result of hedge
	equivalent	Midwest + freight		b)	Contracts based on corn futures other than nearby futures (Usually, this happens a couple of weeks before current future contract expires
				c)	Uneven distribution of corn consumptions (such as shut down) in a highly volatile market
WDG/Syrup
ALL	Plant co-product	WDG Value as a % of	FC Stone Co-product	a)	Fixed price contracts
	netback	Plant delivered corn on	report	b)	Hedge activities
		DDG equivalent basis		c)	WDG freight

EX D-2

PEHC Commodity Price Benchmark Example	June 10, 2011

ETHANOL

	Plant Sales Netback		Basis (netback)	Benchmark	Actual vs. Benchmark
PECOL		OPIS PNW
Jan-11	2.42	2.42	(0.04)	2.38	1.4%
Feb-11	2.45	2.50	(0.04)	2.46	-0.2%
Mar-11	2.60	2.63	(0.04)	2.59	0.5%
Apr-11	2.73	2.76	(0.04)	2.72	0.2%

PEMV		OPIS Chicago
Jan-11	2.38	2.32	0.01	2.33	2.1%
Feb-11	2.47	2.43	0.01	2.44	1.5%
Mar-11	2.54	2.50	0.01	2.51	1.2%
Apr-11	2.65	2.65	0.01	2.66	-0.2%

PES		OPISLA CI-90
Jan-11	2.47	2.46	(0.01)	2.45	1.0%
Feb-11	2.57	2.53	(0.01)	2.52	2.1%
Mar-11	2.68	2.66	(0.01)	2.65	0.9%
Apr-11	2.80	2.80	(0.01)	2.79	0.1%

EX D-3

PEHC Commodity Price Benchmark Example	June 10, 2011

CORN

	Plant CBOT Equivalent	Plant basis	Plant Actual Corn dlvd $/bu	Market	Actual vs. Market
PECOL
Jan-11	6.27	0.563	6.83	7.18	(0.35)
Feb-11	6.56	0.595	7.15	7.74	(0.59)
Mar-11	6.68	0.519	7.20	7.64	(0.44)
Apr-11	7.22	0.496	7.71	8.35	(0.64)

PEMV
Jan-11	6.34	0.650	6.99	7.04	(0.06)
Feb-11	6.87	0.650	7.52	7.60	(0.08)
Mar-11	6.90	0.563	7.46	7.50	(0.04)
Apr-11	7.38	0.639	8.02	8.20	(0.18)

PES
Jan-11	6.22	0.656	6.88	7.18	(0.30)
Feb-11	6.76	0.663	7.42	7.74	(0.32)
Mar-11	6.74	0.619	7.36	7.65	(0.28)
Apr-11	7.21	0.687	7.90	8.36	(0.46)

EX D-4

PEHC Commodity Price Benchmark Example	June 10, 2011

CO PRODUCTS

	Plant Co-product $/ton Netback	Plant Co-product DM	Plant Actual Corn dlvd $/bu	Plant Actual Corn dlvd $/ton	WDG Value % of Corn (1)
PECOL
Jan-11	56.62	30%	6.83	243.91	69.2%
Feb-11	56.85	30%	7.15	255.37	66.4%
Mar-11	60.80	31%	7.20	257.06	68.0%
Apr-11	61.97	31%	7.71	275.44	65.3%

PEMV
Jan-11	61.90	32%	6.99	249.48	70.5%
Feb-11	67.04	32%	7.52	268.48	71.0%
Mar-11	69.53	32%	7.46	266.45	74.3%
Apr-11	71.74	32%	8.02	286.40	70.5%

PES
Jan-11	59.21	33%	6.88	245.68	65.4%
Feb-11	59.94	33%	7.42	264.98	61.4%
Mar-11	67.17	33%	7.36	262.95	70.3%
Apr-11	71.47	32%	7.90	282.00	70.5%

(1)DDG equivalent, adjusted to standard 90% dry matter

EX D-5